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                                                                    EXHIBIT 99.3

FLEMING OFFERS $300 MILLION OF SENIOR NOTES AND $100 MILLION OF SENIOR SUBORDINATED CONVERTIBLE NOTES

DALLAS--(BUSINESS WIRE)--Feb. 22, 2001--Fleming (NYSE: FLM) today announced that it intends to offer $300 million of senior notes due 2008 and $100 million of senior subordinated convertible notes due 2009 (plus an option granted to the initial purchasers to purchase an additional $15 million of the convertible notes).

The senior notes and the senior subordinated convertible notes will be guaranteed by all of Fleming's current and future wholly owned subsidiaries. The net proceeds from this private placement will be used to redeem all of Fleming's outstanding $300 million 10.625% senior notes due 2001 and to repay amounts outstanding under its revolving credit facility.

These notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Fleming is an industry leader in the distribution of consumable goods and also has a growing presence in operating price impact supermarkets. Through our distribution group, we distribute products to customers that operate approximately 3,000 supermarkets, 3000 convenience stores and nearly 1,000 supercenters, discount stores, limited assortment stores, drug stores, specialty stores and other stores across the United States.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For a description of important factors which could cause actual results to differ from those contained in the forward-looking statements, see the reports and documents Fleming files from time to time with the Securities and Exchange Commission. Fleming is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.